Exhibit 99.1

THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS
Marcus Hotels & Resorts reports record Adjusted EBITDA for fiscal year 2022;
Annual operating income turns positive
Milwaukee, March 2, 2023 … The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year 2022 ended December 29, 2022.

“Thanks to contributions from both Marcus Hotels & Resorts and Marcus Theatres, our fiscal year 2022 results were a significant improvement over fiscal year 2021,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Our hotel division had a great year, exceeding fiscal year 2019 pre-pandemic revenues and reporting record Adjusted EBITDA. Within our theatre division, moviegoers continued to demonstrate their desire to experience high quality movies on the big screen, with both blockbusters and smaller films performing well and bringing customers back to theatres. We anticipate continued improvements in both divisions in fiscal 2023 as film studios release a greater and more consistent quantity of exciting wide-release films and travel demand from group and business travel continues to grow.”
Fourth Quarter Fiscal 2022 Highlights
•Total revenues for the fourth quarter of fiscal 2022 were $162.9 million, a 3.6% decrease from total revenues of $169.0 million for the fourth quarter of fiscal 2021.
•Operating loss was $2.7 million for the fourth quarter of fiscal 2022, compared to operating income of $14.0 million for the prior year quarter.
•Net loss attributable to The Marcus Corporation was $9.3 million for the fourth quarter of fiscal 2022, compared to net earnings attributable to The Marcus Corporation of $6.4 million for the same period in fiscal 2021. Net loss attributable to the Marcus Corporation for the fourth quarter of fiscal 2022 was negatively impacted by $6.7 million, or $0.21 per share, of income tax expense due to net increases in valuation allowances for deferred state income taxes.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.30 for the fourth quarter of fiscal 2022, compared to net earnings per diluted common share attributable to The Marcus Corporation of $0.18 for the fourth quarter of fiscal 2021.
•Adjusted EBITDA was $16.6 million for the fourth quarter of fiscal 2022, compared to Adjusted EBITDA of $29.3 million for the prior year quarter. The decrease in Adjusted EBITDA was due to both the decrease in revenue and the normalization of staffing levels compared to the prior year when labor availability was limited.
Full Year Fiscal 2022 Highlights
•Total revenues for fiscal 2022 were $677.4 million, a 47.8% increase from total revenues of $458.2 million for fiscal 2021.

•Operating income was $8.3 million for fiscal 2022, compared to operating loss of $41.5 million for fiscal 2021.
•Net loss attributable to The Marcus Corporation was $12.0 million for fiscal 2022, compared to net loss attributable to The Marcus Corporation of $43.3 million for fiscal 2021. Net loss attributable to the Marcus Corporation for fiscal 2022 was negatively impacted by $7.4 million, or $0.23 per share, of income tax expense related to net increases in valuation reserves for state income taxes.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.39 for fiscal 2022, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.42 for fiscal 2021.
•Adjusted EBITDA was $85.1 million for fiscal 2022, a 142.5% increase compared to Adjusted EBITDA of $35.1 million for fiscal 2021.

Adjusted EBITDA reflects adjustments made by the company to eliminate the impact of noncash impairment charges during fiscal 2022 and fiscal 2021 and the favorable impact of government grants and federal tax credits received during fiscal 2021 for COVID-19 relief.
Marcus® Hotels & Resorts

Marcus Hotels & Resorts reported increased revenue, operating income and Adjusted EBITDA during the fourth quarter of fiscal 2022 compared to the same period in fiscal 2021, with continued improvements in occupancy, average daily rate and RevPAR contributing to record Adjusted EBITDA for the year. For the past three quarters and the full year fiscal 2022, division revenue before cost reimbursements has exceeded pre-pandemic fiscal 2019 levels.

RevPAR increased at all company-owned properties during the fourth quarter and full year fiscal 2022 compared to the fiscal 2021 periods. The division outperformed its competitive sets by approximately 2.2 percentage points during the fourth quarter and 4.3 percentage points during fiscal 2022 compared to the pre-pandemic fiscal 2019 periods.

“Revenues, operating income and Adjusted EBITDA increased significantly in fiscal year 2022 thanks to strong leisure travel and improving group demand,” said Michael R. Evans, president of Marcus Hotels & Resorts. “While leisure travel traditionally slows over the winter months in our portfolio, we are pleased with growing levels of group and business travel, especially mid-week. Our award-winning properties and exceptional team of associates position us well as we head into the busy spring, summer and fall travel seasons.”

Group pace improved significantly during fiscal 2022, with the pace for group room revenue for fiscal 2023 now in-line with the pace in pre-pandemic fiscal 2019. For fiscal 2024, the pace of group room revenue is running significantly ahead of comparable pace at this time last year.

On December 16, 2022, Marcus Hotels & Resorts, together with its co-owners, Skirvin Partners in Development, announced the sale of the Skirvin Hilton in Oklahoma City for $36.75 million, with $6.9 million of net cash proceeds after debt and lease retirement to be redeployed into future hotel investments and growth opportunities.

Marcus Theatres®

While the first quarter of fiscal 2023 is off to a strong start and the macro environment for theatrical exhibition is improving, Marcus Theatres reported lower fourth quarter revenue, operating income and Adjusted EBITDA compared to the fourth quarter of 2021. This was largely due to lower attendance resulting from a lighter film slate during the quarter compared to last year when Spider-Man: No Way Home set box office records. Fourth quarter average ticket price increased 10.0% on strong demand for 3D film showings and ticket price optimization, and average concession revenues per person increased 11.1%.

For the full year fiscal 2022 compared to fiscal 2021, revenues grew 50.3% and attendance increased 47.2%, led by customers returning to movie theatres to see the blockbuster performances of films such as Top Gun: Maverick, Black Panther: Wakanda Forever, Doctor Strange in the Multiverse of Madness and Jurassic World: Dominion, as well as movies from numerous other genres including horror and family films. For the full year fiscal 2022 compared to fiscal 2021, the division returned to positive operating income of $8.1 million compared to an operating loss of $27.6 million in the prior year, and Adjusted EBITDA increased 140.6% to $60.0 million compared to $24.9 million in the prior year.

Comparing admission revenues to pre-pandemic 2019 results, Marcus Theatres outperformed the industry by 1.4 percentage points during the fourth quarter of fiscal 2022 and by 2.8 percentage points during the full year fiscal 2022, according to data from Comscore. The company continues to believe Marcus Theatres was one of the top performing theatre circuits in the United States in fiscal 2022.

“During fiscal 2022 we took significant steps forward in our recovery as our customers steadily returned throughout the year for a movie watching experience only found in theatres,” said Mark A. Gramz, president of Marcus Theatres. “This was welcomed news, and while the quantity of wide-release films lagged pre-pandemic levels, consumers of diverse ages and demographics continued to demonstrate that they want to see films of all kinds on the big screen. Looking ahead, we are pleased with the growing number and pace of new and exciting theatrical debuts in 2023. With our premium large format screens, exciting food and beverage options, and dedicated associates, Marcus Theatres is well positioned to welcome more moviegoers of all ages during what is shaping up to be a year of exciting new films.”

Marcus Theatres’ top five highest-performing films in the fourth quarter of fiscal 2022 were Black Panther: Wakanda Forever, Avatar: The Way of Water, Black Adam, Smile and Ticket to Paradise. Each of these films debuted with an exclusive theatrical window, which is once again becoming the preferred distribution model for major film studios.

In contrast with the fourth quarter of fiscal 2022, the first quarter of fiscal 2023 is off to a strong start with the high performing Avatar: The Way of Water continuing its blockbuster run, and several other films performing well during the first two months of the year including Puss in Boots: The Last Wish, M3GAN, A Man Called Otto and Ant Man & the Wasp: Quantumania. A strong film slate for 2023 features an expected increase in the quantity of wide releases and includes Creed III, John Wick: Chapter 4, The Super Mario Bros. Movie, Guardians of the Galaxy Vol. 3, Spider-Man: Across the Spider-Verse, Indiana Jones and the Dial of Destiny, Dune: Part Two, The Hunger Games: The Ballad of Songbirds and Snakes and Aquaman and the Lost Kingdom, among others.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $243.5 million in cash and revolving credit availability at the end of fiscal 2022.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During the fourth quarter of fiscal 2021, diluted weighted average shares outstanding included 9.1 million shares from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding in the other periods presented as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 3.4 million shares during the fourth quarter of fiscal 2021. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, March 2, 2023, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 479426. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 9, 2023, by dialing 1-866-813-9403 and entering passcode 149593. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP is set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,053 screens at 84 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects the COVID-19 pandemic, or future pandemics, may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the release dates for certain motion pictures have been postponed); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Form 10-K and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 29, 2022	December 30, 2021	December 29, 2022	December 30, 2021
Revenues:
Theatre admissions	$47,557	$56,890	$198,485	$130,740
Rooms	24,480	20,357	107,699	77,650
Theatre concessions	41,854	49,734	180,180	118,666
Food and beverage	19,867	14,852	74,836	47,086
Other revenues	20,387	20,078	82,560	65,331
	154,145	161,911	643,760	439,473
Cost reimbursements	8,802	7,137	33,634	18,771
Total revenues	162,947	169,048	677,394	458,244

Costs and expenses:
Theatre operations	51,489	53,161	212,410	140,821
Rooms	11,031	8,375	41,561	30,394
Theatre concessions	17,070	18,054	73,124	47,681
Food and beverage	15,947	11,313	59,272	36,833
Advertising and marketing	6,874	4,874	23,877	16,069
Administrative	18,052	17,535	74,755	63,350
Depreciation and amortization	16,638	17,924	67,073	72,127
Rent	6,537	6,365	26,037	25,594
Property taxes	3,319	4,331	17,955	18,473
Other operating expenses	8,402	3,899	37,865	23,817
Impairment charges	1,525	2,034	1,525	5,766
Reimbursed costs	8,802	7,137	33,634	18,771
Total costs and expenses	165,686	155,002	669,088	499,696

Operating income (loss)	(2,739)	14,046	8,306	(41,452)

Other income (expense):
Investment income (loss)	717	446	(45)	599
Interest expense	(3,456)	(4,352)	(15,299)	(18,702)
Other income (expense)	(586)	(629)	(2,131)	(2,510)
Gain on disposition of property, equipment and other assets	804	255	1,071	3,163
Gain on sale of hotel	6,274	—	6,274	—
Equity losses from unconsolidated joint ventures	(39)	(92)	(143)	(92)
	3,714	(4,372)	(10,273)	(17,542)

Earnings (loss) before income taxes	975	9,674	(1,967)	(58,994)
Income tax expense (benefit)	7,426	3,230	7,137	(15,701)
Net earnings (loss)	(6,451)	6,444	(9,104)	(43,293)
Net earnings attributable to noncontrolling interests	2,868	—	2,868	—
Net earnings (loss) attributable to The Marcus Corporation	$(9,319)	$6,444	$(11,972)	$(43,293)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$(0.30)	$0.18	$(0.39)	$(1.42)

Weighted average shares outstanding - diluted	31,509	40,607	31,488	31,360

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	December 29, 2022	December 30, 2021

Assets:

Cash and cash equivalents	$21,704	$17,658
Restricted cash	2,802	6,396
Accounts receivable	21,455	28,902
Government grants receivable	—	4,335
Refundable income taxes	—	22,435
Assets held for sale	460	4,856
Other current assets	17,474	15,364
Property and equipment, net	715,765	771,192
Operating lease right-of-use assets	194,965	217,072
Other assets	89,973	100,151

Total Assets	$1,064,598	$1,188,361

Liabilities and Shareholders' Equity:

Accounts payable	$32,187	$35,781
Taxes other than income taxes	17,948	19,566
Other current liabilities	78,787	80,152
Short-term borrowings	—	47,346
Current portion of finance lease obligations	2,488	2,561
Current portion of operating lease obligations	14,553	16,795
Current maturities of long-term debt	10,432	10,967
Finance lease obligations	15,014	17,192
Operating lease obligations	195,281	216,064
Long-term debt	170,005	204,177
Deferred income taxes	26,567	26,183
Other long-term obligations	44,415	57,963
Equity	456,921	453,614

Total Liabilities and Shareholders' Equity	$1,064,598	$1,188,361

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended December 29, 2022
Revenues	$97,555	$65,328	$64	$162,947
Operating income (loss)	421	736	(3,896)	(2,739)
Depreciation and amortization	11,874	4,676	88	16,638
Adjusted EBITDA	13,964	5,622	(3,028)	16,558

13 Weeks Ended December 30, 2021
Revenues	$116,389	$52,559	$100	$169,048
Operating income (loss)	18,899	354	(5,207)	14,046
Depreciation and amortization	12,847	5,000	77	17,924
Adjusted EBITDA	28,484	4,387	(3,621)	29,250

52 Weeks Ended December 29, 2022
Revenues	$407,741	$269,286	$367	$677,394
Operating income (loss)	8,108	18,699	(18,501)	8,306
Depreciation and amortization	47,560	19,160	353	67,073
Adjusted EBITDA	59,950	38,904	(13,780)	85,074

52 Weeks Ended December 30, 2021
Revenues	$271,248	$186,638	$358	$458,244
Operating income (loss)	(27,559)	5,865	(19,758)	(41,452)
Depreciation and amortization	51,654	20,192	281	72,127
Adjusted EBITDA	24,918	24,413	(14,251)	35,080
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
Consolidated	December 29, 2022	December 30, 2021	December 29, 2022	December 30, 2021
Net cash flow provided by (used in) operating activities	$32,847	$44,194	$93,209	$46,251
Net cash flow provided by (used in) investing activities	22,517	1,635	(346)	10,883
Net cash flow provided by (used in) financing activities	(47,653)	(36,750)	(92,411)	(47,168)
Capital expenditures	(9,360)	(7,961)	(36,843)	(17,082)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
	December 29, 2022	December 30, 2021	December 29, 2022	December 30, 2021
Net earnings (loss) attributable to The Marcus Corporation	$(9,319)	$6,444	$(11,972)	$(43,293)
Add (deduct):
Investment (income) loss	(717)	(446)	45	(599)
Interest expense	3,456	4,352	15,299	18,702
Other expense (income)	586	629	2,131	2,510
Gain on disposition of property, equipment and other assets	(804)	(255)	(1,071)	(3,163)
Gain on sale of hotel	(6,274)	—	(6,274)	—
Equity losses from unconsolidated joint ventures	39	92	143	92
Net earnings attributable to noncontrolling interests	2,868	—	2,868	—
Income tax expense (benefit)	7,426	3,230	7,137	(15,701)
Depreciation and amortization	16,638	17,924	67,073	72,127
Share-based compensation expenses (a)	1,134	2,643	8,170	9,316
Impairment charges (b)	1,525	2,034	1,525	5,766
Government grants (c)	—	(7,397)	—	(10,677)
Adjusted EBITDA	$16,558	$29,250	$85,074	$35,080
(a)Non-cash charges related to share-based compensation programs.
(b)Non-cash impairment charges related to two operating theatres in fiscal 2022 and two operating theatres, three permanently closed theatres and surplus theatre real estate for the fiscal 2021 periods.
(c)Reflects nonrecurring state government grants and federal tax credits awarded to our theatres and hotels for COVID-19 relief.